Exhibit 99.1

May 24, 2023

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your May 24, 2023, dividend of $0.15 per common share. This is a $0.01 per share, or 7.1%, increase in your dividend. Our earnings remain strong, so an increase is warranted. Our stock closed at $16.88 on March 31, 2023.

We started the new year with another strong quarter. Net income for the first quarter was $12.9 million, which is 52.2% higher than a year ago. The increase over the prior year is a direct result of our good organic loan growth, our two acquisitions last year, and the rising interest rate environment.

During the quarter, net loans and leases grew by $33.4 million, or at an annualized rate of 5.2%. We had good loan demand across our entire footprint including solid production from our newly acquired leasing company, Vision Financial Group.

Our net interest margin remains strong and ended the quarter at 4.11%. Competition for deposits has intensified due to an outflow of deposits in the industry as government stimulus programs have ended and customers deal with higher inflation. As a result, we did see an increase of 44 basis points in our funding costs from the linked quarter. However, we were able to offset most of the increase as our yield on earning assets rose 41 basis points during this same period.

In this rising interest rate environment, I continue to believe that banks with strong core deposit bases, like Civista, will outperform its peers. Approximately 33 percent of our deposits are in low-cost checking accounts which allows us to control our funding costs. Our asset sensitive balance sheet benefits from existing loans repricing at higher rates while new loans are added at higher yields.

For the quarter our return on average assets was 1.47% compared to 1.41% for the linked quarter and our return on average equity was 15.32% compared to 16.09% for the same period.

For further detail, financial statements for the first quarter 2023 are posted to our corporate website at www.CIVB.com.

Given the recent events in the banking industry and the failure of several banks, I want to take this opportunity to assure you that our capacity to preserve and protect your money remains strong.

Our capital ratios are well above the thresholds that our regulatory agencies consider to be well-capitalized, and we continue to create capital through our good earnings each quarter.

We have plenty of liquidity on hand and resources available to us, should we need cash. On March 31, 2023, we had cash and unpledged securities of $434.8 million and immediate access to approximately $1.3 billion in funding from the Federal Reserve Bank, the Federal Home Loan Bank and the Certificate of Deposit Account Registry Service.

Despite uncertainties in the economy, the bank’s credit quality is good, and we have seen no indication of any systemic deterioration in our customers’ financial conditions. Our ratio of allowance for loan losses to loans is 1.33% on March 31, 2023.

Unlike the bank’s that recently failed, Civista has no concentration in our deposit portfolio, and we have a high percentage of accounts that are FDIC insured. Our deposits are well diversified and consist of individuals, businesses, municipalities and non- profit agencies within the regions that we serve.

In closing, I want to thank you for being a valued shareholder of Civista and appreciate your continued trust. At Civista, we value relationships, and we seek to make a difference in our communities. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.